Exhibit 99.1

                          American States Water Company
                  Announces Approval by CPUC of Rate Increases

    SAN DIMAS, Calif.--(BUSINESS WIRE)--Jan. 17, 2006--American States Water Company (NYSE:AWR) announced that on January 12, 2006, the California Public Utilities Commission ("CPUC") approved General Rate Case increases for the Region III service area of its Golden State Water Company ("GSWC") unit. The authorized rate increases, effective January 18, 2006, will provide GSWC additional annual revenue approximating $5,351,700 in 2006 based on a return on equity of 9.8%.
    For the second and the third year of this three-year General Rate Case, the CPUC approved an annual increase of approximately $1,878,400 and $2,333,700, respectively, subject to certain earnings tests. The Company is in the process of evaluating any other impact to its financial statements resulting from this decision.
    Certain matters discussed in this news release with regard to the Company's expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially, include those described in the Company's Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.
    American States Water Company is the parent of Golden State Water Company, American States Utility Services, Inc. and Chaparral City Water Company. Through its subsidiaries, AWR provides water service to 1 out of 30 Californians located within 75 communities throughout 10 counties in Northern, Coastal and Southern California (approximately 252,800 customers) and to approximately 13,000 customers in the city of Fountain Hills, Arizona and a small portion of Scottsdale, Arizona. The Company also distributes electricity to approximately 23,000 customers in the Big Bear recreational area of California. Through its non-regulated subsidiary, American States Utility Services, the Company contracts with various municipalities, the U.S. government and private entities to provide various services, including billing and meter reading, water marketing and operation and maintenance of water and wastewater systems.


    CONTACT: American States Water Company
             Robert J. Sprowls, 909-394-3600, ext. 647